EXHIBIT 99.1
INVESTOR RELATIONS UPDATE
July 7, 2006
General Comments
•	Profit Sharing / CASM — Profit sharing equals 10% of pre-tax earnings excluding transition expenses and special items up to a 10% pre-tax margin and 15% above the 10% margin. Profit sharing is included in the CASM guidance given below.

•	Cargo / Other Revenue — Cargo / Other Revenue includes: cargo revenue, ticket change fees, excess/overweight baggage fees, contract services, simulator rental, airport clubs, Materials Service Company (MSC), and inflight service revenues.

•	Fuel — US Airways uses costless collars on Heating Oil Futures as a fuel-hedging vehicle. For Q206, the Company has 41% of its fuel hedged, and expects to pay between $2.15 and $2.20 per gallon of jet fuel (including taxes and hedges). The collar range of the hedges in place is between $1.71 and $1.90 per gallon of heating oil, or an equivalent price of $67.37 per barrel of crude oil. Forecasted volume, fuel prices, hedge percentages, and equivalent price per barrel of crude oil are provided in the table below.

•	Taxes/ NOLs — After the merger, US Airways and America West had a total of approximately $1.4 billion of net operating loss carryforwards (NOL) to shelter future taxable income. Of this amount approximately $1.0 billion is available to shelter federal taxable income in the calendar year 2006. Due to accumulated losses through the years ended December 31, 2005, the Company’s deferred tax asset, which includes the $1.4 billion of NOL discussed above, has been subject to a valuation allowance. As a result, when profitable, the Company’s utilization of those NOL does not result in the recognition of income tax expense for book purposes.

For Alternative Minimum Tax (AMT) purposes, only 90% of AMT NOL may offset AMT taxable income. Accordingly, of the $1.0 billion of NOL available in 2006, 10% or up to $100 million would be deemed AMT taxable income and therefore subject to tax at the AMT rate of 20%. The Company expects to book tax expense and pay cash taxes associated with AMT in 2006.

•	Share Count — At the end of Q106, the Company had 81.7 million basic, and 93.4 million diluted shares outstanding. As previously announced, the Company redeemed its 7.5% convertible notes, which accounts for an increase of 3.86 million basic shares. Both basic and diluted shares are provided in the table below.

•	Cash — At the end of the first quarter 2006, the Company had approximately $2.6 billion in total cash. After the debt refinancing transaction in April 2006 the cash position increased to approximately $2.9 billion. The Company anticipates ending the second quarter with approximately $3.15 billion in total cash.
Please refer to the footnotes and the forward looking statements page of this document for additional information

MAINLINE UPDATE
July 7, 2006
Mainline General Comments
•	Mainline data includes both US Airways and America West Airlines operated flights. All operating expenses are for mainline operated flights only. Please refer to the following page for information pertaining to Express.

Mainline General Guidance	1Q06A	2Q06E	3Q06E	4Q06E	FY06E
Available Seat Miles (ASMs) (bil)	18.2	19.6	20.2	19.2	77.2
CASM ex fuel, special items, & transition expense (cts) [1]	7.82	7.50 to 7.75	7.00 to 7.25	7.25 to 7.50	7.25 to 7.50

Cargo / Other Revenues ($ mil)	228	220 to 230	225 to 235	225 to 235	910 to 920

Fuel Price (incl hedges and taxes) ($/gal)	1.92	2.15 to 2.20	2.26 to 2.31	2.32 to 2.37	2.17 to 2.22
Fuel Gallons Consumed (mil)	288	~305	~315	~300	~1,210

Percent Hedged		41%	44%	37%	41%
Heating Oil Collar Range including taxes ($/gal)		1.78 to 1.97	1.89 to 2.03	1.89 to 2.09	1.83 to 2.02
Jet Fuel Equivalent (incl taxes, transport, and refining margin)		1.95 to 2.15	2.07 to 2.27	2.04 to 2.23	1.99 to 2.18
Crude Oil Equivalent ($/bbl)		67.37	71.93	68.43	69.13

Interest Expense ($ mil)	75	~72	~73	~74	~295
Interest Income ($ mil)	26	~32	~33	~32	~122

Merger Update ($ mil)

Transition Expense	46	~24	~29	~26	~125

Capital Update ($ mil)	FY06

Merger Related	90
Other	70

Total	160

Shares Outstanding (mil)	Basic	Diluted	Interest Addback

For Q206 through Q406

Earnings above $38.0 mil	85.9	94.4	$2.6
Earnings up to $38.0 mil	85.9	88.1	—
Net Loss	85.9	85.9	—

Full Year 2006

Earnings above $152 mil	85.0	94.4	$10.4
Earnings up to $152 mil	85.0	87.2	—
Net Loss	85.0	85.0	—
Shares outstanding is based upon several estimates including average per share stock price and number of shares outstanding. The number of shares in the actual calculation of earnings per share will likely be different from those set forth above.
Notes
1.	CASM ex fuel, special items & transition expense is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.
Please refer to the footnotes and the forward looking statements page of this document for additional information

EXPRESS UPDATE
July 7, 2006
Express General Comments
•	US Airways Express is a network of nine regional airlines (2 wholly owned) operating under a code share and service agreement with US Airways and America West Airlines. All operating expenses (including purchase agreements) associated with US Airways Express are included within the Express Non-Fuel Operating Expense line item.
Express General Guidance

	1Q06A	2Q06E	3Q06E	4Q06E	FY06E
Available Seat Miles (ASMs) (bil)	3.7	3.8	3.8	3.8	15.1
CASM ex fuel (cts) [1]	12.12	12.00 to 12.25	11.75 to 12.00	11.50 to 11.75	11.75 to 12.00

Fuel Price (incl taxes) ($/gal)	2.03	2.26 to 2.31	2.31 to 2.36	2.38 to 2.43	2.24 to 2.29
Fuel Gallons Consumed (mil)	86	~90	~95	~95	~365

Express Carriers
Air Midwest Airlines, Inc. [4]
Air Wisconsin Airlines Corporation
Chautauqua Airlines, Inc.
Colgan Air, Inc. [4]
Mesa Airlines [3]
Piedmont Airlines, Inc. [2]
PSA Airlines, Inc [2]
Republic Airways
Trans States Airlines, Inc. [4]
Notes:
1. CASM ex fuel expense is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.
2. Wholly owned subsidiary of US Airways Group, Inc.
3. Subsidiary of Mesa Air Group, Inc
4. Pro-rate agreement
Please refer to the footnotes and the forward looking statements page of this document for additional information

FLEET UPDATE
July 7, 2006
Fleet General Comments
•	As previously announced, the airline has a firm order for 25 Embraer 190 aircraft. The delivery schedule will begin with 3 in 4Q06, 8 in 2007, and 14 in 2008. The airline does not have any additional aircraft deliveries scheduled until 2009.
Mainline Fleet Update (End of Period)

	1Q06A	2Q06E	3Q06E	4Q06E	FY06E
Mainline
ERJ-190	0	0	0	3	3
737-300	63	58	56	56	56
737-400	40	40	40	40	40
A319	93	93	93	93	93
A320	77	75	75	75	75
A321	28	28	28	28	28
A330	9	9	9	9	9
B757	47	46	46	46	46
B767	10	10	10	10	10

Total	367	359	357	360	360
Express Fleet Update (End of Period)

	1Q06A	2Q06E	3Q06E	4Q06E	FY06E
Express
DH8 (100/200/300)	65	63	63	60	60
CRJ-200	123	123	123	123	123
CRJ-700	14	14	14	14	14
CRJ-900	38	38	38	38	38
EMB-145	38	30	30	30	30
ERJ-170	28	28	28	28	28

Total	306	296	296	293	293
Please refer to the footnotes and the forward looking statements page of this document for additional information

GAAP to Non-GAAP RECONCILIATION
July 7, 2006
Reconciliation of GAAP to Non-GAAP Financial Information
     US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline CASM excluding fuel, special items & transition expense and Express CASM excluding fuel is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.
     This update contains forward-looking statements that are not limited to historical facts, but reflect the Company’s current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company’s 2005 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

	GAAP to Non-GAAP Reconciliation ($mil except CASM data)
		Q206 Range		Q306 Range		Q406 Range		FY06 Range
	Q106 Actual	Low	High	Low	High	Low	High	Low	High
Mainline
Mainline Operating Expenses	$1,907	$2,152	$2,216	$2,153	$2,219	$2,116	$2,179	$8,258	$8,511
Less Mainline Fuel	527	656	671	712	728	696	711	2,626	2,686
Less Special Charges	(90)	—	—	—	—	—	—	(90)	(90)
Less Transition Expenses	46	24	24	29	29	26	26	125	125

Mainline Operating Expense excluding fuel, charges, and transition expense	1,425	1,473	1,522	1,411	1,462	1,394	1,442	5,597	5,790

Mainline CASM (GAAP) (cts)	10.46	10.96	11.29	10.68	11.00	11.01	11.34	10.70	11.02

Mainline CASM excluding fuel, special items, and transition expenses (Non-GAAP) (cts)	7.82	7.50	7.75	7.00	7.25	7.25	7.50	7.25	7.50

Mainline ASMs (bil)	18.2	19.6	19.6	20.2	20.2	19.2	19.2	77.2	77.2

Express
Express Operating Expenses	$616	$656	$670	$671	$685	$666	$680	$2,592	$2,648
Less Express Fuel Expense	172	203	208	219	224	226	231	818	836

Express Operating Expenses excluding Fuel	443.7	452.9	462.4	451.5	461.1	440.0	449.6	1,774.5	1,812.3

Express CASM (GAAP) (cts)	16.82	17.39	17.76	17.46	17.84	17.41	17.78	17.16	17.53

Express CASM Excluding Fuel (Non-GAAP) (cts)	12.12	12.00	12.25	11.75	12.00	11.50	11.75	11.75	12.00

Express ASMs (bil)	3.7	3.8	3.8	3.8	3.8	3.8	3.8	15.1	15.1
Please refer to the footnotes and the forward looking statements page of this document for additional information

FORWARD-LOOKING STATEMENTS
July 7, 2006
FORWARD-LOOKING STATEMENTS
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding the outlook of US Airways Group (the “Company”), expected fuel costs, the revenue and pricing environment, and expected financial performance. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving America West Holdings Corporation and US Airways Group, including future financial and operating results, the combined companies’ plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the ability of the Company to obtain and maintain any necessary financing for operations and other purposes (including compliance with financial covenants); the ability of the Company to maintain adequate liquidity; the impact of changes in fuel prices; the impact of economic conditions; changes in prevailing interest rates; the ability to attract and retain qualified personnel; the ability of the Company to attract and retain customers; the ability of the Company to obtain and maintain commercially reasonable terms with vendors and service providers; the cyclical nature of the airline industry; competitive practices in the industry, including significant fare restructuring activities by major airlines; labor costs; security-related and insurance costs; weather conditions; government legislation and regulation; relations with unionized employees generally and the impact and outcome of the labor negotiations; the impact of global instability including the potential impact of current and future hostilities, terrorist attacks, infectious disease outbreaks or other global events; the impact of the resolution of remaining claims in US Airways Group’s Chapter 11 proceedings; the ability of the Company to fund and execute its business plan following the Chapter 11 proceedings and the merger; and other risks and uncertainties listed from time to time in the Company’s reports to the SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, the Form 10-K for the year ended December 31, 2005, and in the filings of the Company with the SEC, which are available at www.usairways.com, or www.americawest.com.
Please refer to the footnotes and the forward looking statements page of this document for additional information